Exhibit 99.1

Landmark Infrastructure Partners LP Announces Drop-Down Acquisitions of Assets Subject to its Right of First Offer; Sixth and Seventh Drop-Down Transactions since its IPO

El Segundo, California, November 19, 2015 (GLOBE NEWSWIRE) — Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced that it has completed acquisitions from two separate affiliates of its sponsor, Landmark Dividend LLC (“Landmark”).

In the first acquisition, the Partnership acquired 72 tenant sites located in 20 states from Landmark Dividend Growth Fund — C LLC (“Fund C”).  Total consideration for Fund C was $30.0 million, consisting of approximately 847,000 common units of the Partnership (“Common Units”), valued at approximately $12.7 million, and approximately $17.3 million in cash, of which approximately $15.1 million was used to repay Fund C’s indebtedness.  This acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow.

Highlights of the Fund C transaction:

•                  The assets acquired by the Partnership consist of 67 wireless communication and 5 outdoor advertising sites (“Fund C Portfolio”);

•                  The wireless communication and outdoor advertising assets are expected to contribute approximately 96% and 4%, respectively, of the total forecasted annual rents;

•                  The Fund C Portfolio is 100% occupied and includes: (i) 93% of annual rents from Tier 1 tenants (large, publicly-traded companies with national footprints); (ii) an average annual rent escalator of 3.1%; and (iii) average remaining real property interest and lease terms of 76 years and 17 years (including remaining renewal options), respectively;

•                  The assets were acquired as part of the Partnership’s right of first offer (“ROFO”) with Fund C.

In the second acquisition, the Partnership acquired 136 tenant sites located in 39 states from Landmark Dividend Growth Fund — F LLC (“Fund F”).  Total consideration was $44.0 million, consisting of approximately 1,266,000 Common Units, valued at approximately $19.0 million, and approximately $25.0 million in cash, of which approximately $24.5 million was used to repay Fund F’s indebtedness.  This acquisition is also expected to be immediately accretive to the Partnership’s distributable cash flow.

Highlights of the Fund F transaction:

•                  The assets acquired by the Partnership consist of 99 wireless communication and 37 outdoor advertising sites (“Fund F Portfolio”);

•                  The wireless communication and outdoor advertising assets are expected to contribute approximately 79% and 21%, respectively, of the total forecasted annual rents;

•                  The Fund F Portfolio is 100% occupied and includes: (i) 91% of annual rents from Tier 1 tenants (large, publicly-traded companies with national footprints); (ii) an average annual rent escalator of 2.9%; and (iii) average remaining real property interest and lease terms of 80 years and 22 years (including remaining renewal options), respectively;

•                  The assets were acquired as part of the Partnership’s ROFO with Fund F.

After the completion of these transactions, the Partnership will have a right of first offer on approximately 650 ROFO assets with Landmark’s affiliates.

The Partnership’s Chief Executive Officer, Tim Brazy, said, “We are very excited to announce the Partnership’s second and third ROFO portfolio acquisitions.  The latest acquisitions collectively bring the Partnership’s 2015 acquisitions to 720 tenant sites, which more than doubles the size of our original portfolio at the time of our IPO.”

The terms of the acquisitions were approved by the Board of Directors of the General Partner of the Partnership, based on the approval and recommendation of the Conflicts Committee, which is comprised entirely of independent directors.  The Conflicts Committee was advised by Duff & Phelps Corporation, its financial advisor, and Akin Gump Straus Hauer & Feld LLP, its legal counsel.

About Landmark Infrastructure Partners LP

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.  Headquartered in El Segundo, California, the Partnership’s real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and fee simple properties located in 48 states and the District of Columbia, entitling the Partnership to rental payments from leases on more than 1,400 tenant sites.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. Examples of forward-looking statements in this press release include the discussion of the expected accretion associated with the dropdown transactions, average annual escalators and potential acquisitions from our sponsor.  For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Partnership’s annual report on Form 10-K for the year ended December 31, 2014.  Any forward-looking statements in this press release are made as of the date of this press release, and the Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof, unless required by law.

CONTACT:                               Marcelo Choi

Vice President, Investor Relations

(310) 598-3173

ir@landmarkmlp.com